Exhibit 16.1




Securities and Exchange Commission
Washington, DC 20549

Gentlemen:


We were previously principal accountants for Emergent Group, Inc. and Subsidiaries and on January 31, 1996, we reported on the consolidated financial statements of Emergent Group, Inc. and Subsidiaries as of December 31, 1994 and 1995, for each of the two years in the period ended December 31, 1995. On
August 26, 1996, we were dismissed as principal accountants of Emergent Group, Inc. We have read Emergent Group, Inc.'s statements included under Item 4 of its Amendment No. 1 to Form 8-K dated August 26, 1996, and we agree with such statements.




                                          /s/ ELLIOTT, DAVIS & COMPANY, L.L.P.

                                          ELLIOTT, DAVIS & COMPANY, L.L.P.






Greenville, SC
September 5, 1996